As filed with the Securities and Exchange Commission on  December 12, 2003

Registration No. 333-           .

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Alcon, Inc.

(Exact name of registrant as specified in its charter)

Switzerland (State or other jurisdiction of incorporation or organization)	98-0205094 (I.R.S. Employer Identification No.)

Bösch 69 P.O. Box 62 6331 Hünenberg, Switzerland (Address of Principal Executive Offices)
Alcon 401(k) Retirement Plan and Trust (Full Title of the Plan)
Timothy R.G. Sear Alcon Laboratories, Inc. 6201 South Freeway Fort Worth, Texas 76134-2099 (817) 293-0450 (Name, address and telephone number, including area code, of agent for service)
Copy to: John T. Gaffney, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, par value CHF 0.20 per share	2,000,000	$55.65(2)	$111,300,000(2)	$9,004.17

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated in accordance with Rule 457(c) and (h) under the Securities Act of 1933, solely for the purposes of calculating the registration fee, on the basis of the average high and low prices of Alcon, Inc.’s common shares on the New York Stock Exchange on December 10, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 have been or will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to Part I of Form S-8, such documents are not being filed with the Commission either as part of this registration statement filed pursuant to the requirements of Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference into this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents previously filed by Alcon, Inc. (the “Company”) with the Commission are incorporated by reference herein and shall be deemed a part hereof:

(a)  The Annual Report of Foreign Private Issuer on Form 20-F for the fiscal year ended December 31, 2002;

(b)  The description of the Company’s common shares contained in the Company’s Registration Statement on Form 8-A dated March 14, 2002 (Registration No. 001-31269), including any subsequent amendment or report filed for the purpose of updating such description; and

(c)  Reports of Foreign Private Issuer on Form 6-K dated January 14, 2003, January 24, 2003, February 4, 2003, February 12, 2003, February 20, 2003, February 21, 2003, February 27, 2003, April 15, 2003, April 17, 2003, April 24, 2003, April 24, 2003, April 25, 2003, April 30, 2003, May 5, 2003, May 8, 2003, May 23, 2003, July 1, 2003, July 18, 2003, July 22, 2003, July 31, 2003, August 6, 2003, August 19, 2003, September 18, 2003, October 24, 2003, October 24, 2003, October 30, 2003, November 6, 2003, and November 18, 2003, furnished to the Commission.

All annual reports of the Alcon 401(k) Retirement Plan and Trust subsequently filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not required to be furnished with the Commission.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

Article X, Section 3 of the registrant's Organizational Regulations provides that the registrant may obtain directors’ and officers’ liability insurance for members of the Board of Directors of the registrant and key executive officers of the registrant and its subsidiaries. Pursuant to this authority, the registrant has obtained directors’ and officers’ liability insurance for the members of the Board of Directors and certain officers of the registrant and the officers and directors of certain subsidiaries of the registrant.

          The registrant has entered into Indemnification Agreements with each of the members of its Board of Directors and certain of its officers pursuant to which the registrant will advance funds to members of the registrant's Board of Directors and these officers to defray expenses, or reimburse the expenses, incurred by such persons arising out of proceedings related to their actions in such capacities. The availability of the advance and/or reimbursement of expenses is subject to a determination by the disinterested members of the Board of Directors of the registrant that the person seeking an advance or reimbursement of expenses acted in good faith and in the best interests of the registrant.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The exhibits listed on the accompanying Exhibit Index are filed or incorporated by reference as part of this Registration Statement.

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling preced ent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

#

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas on the 10th day of December, 2003.

ALCON, INC., By: /s/ Guido Koller Name: Guido Koller Title: Senior Vice President

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of December, 2003.

Signature	Title
/s/ Timothy R.G. Sear Timothy R.G. Sear	Chairman, President and Director (Principal Executive Officer)
/s/ Guido Koller Guido Koller	Senior Vice President (Principal Financial and Accounting Officer)
/s/ Timothy R.G. Sear Timothy R.G. Sear	Director
/s/ M. Werner Bauer M. Werner Bauer	Director
/s/ Francisco Castaner Francisco Castaner	Director
/s/ Peter Brabeck-Letmathe Peter Brabeck-Letmathe	Director
/s/ Wolfgang H. Reichenberger Wolfgang H. Reichenberger	Director
/s/ Thomas Plaskett Thomas Plaskett	Director
/s/ Phillip H. Geier, Jr. Phillip H. Geier, Jr.	Director
/s/ Lodewijk J.R. de Vink Lodewijk J.R. de Vink	Director

Pursuant to the requirements of the Securities Act of 1933, the plan committee (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on the 9th day of December, 2003.

ALCON 401(K) RETIREMENT PLAN AND TRUST
By: /s/ Dwight D. Horton_________
Name: Dwight D. Horton Title: Chairman, Plan Committee

#

EXHIBIT INDEX

Exhibit Number	Description
4.1	Alcon 401(k) Retirement Plan and Trust.
4.2

Articles of Association of the Company dated as of February 4, 2003 (incorporated by reference to Exhibit 1.1 to the Company’s Annual Report of Foreign Private Issuer on Form 20-F for the fiscal year ended December 31, 2002).

4.3

Organizational Regulations of the Company (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to the Company's Form F-1, filed with the Commission on March 14, 2002 (Reg. No. 333-83286) and to Exhibit 1.3 to the Company’s Annual Report of Foreign Private Issuer on Form 20-F for the fiscal year ended December 31, 2002).

5.1	Opinion of Homburger Rechtsanwalte as to the legality of the securities being registered.
5.2

Pursuant to Instruction (b) under Item 8 of Form S-8, the registrant undertakes that it will submit or has submitted the Alcon 401(k) Retirement Plan and Trust (the “Plan”) and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401 of the Internal Revenue Code.

23.1	Consent of Homburger Rechtsanwalte (included in Exhibit 5.1).
23.2	Consent of KPMG LLP, Independent Auditors.